August 5, 2016
By Hand Delivery
Kelly Haecker
c/o The WhiteWave Foods Company
1225 Seventeenth Street, Suite 1000
Denver, CO 80202

Dear Kelly:
This letter serves to amend your Change in Control Agreement dated as of May 1, 2013 (the “Agreement”) with The WhiteWave Foods Company (the “Company”). Upon a Change in Control (as defined in the Agreement) that occurs within twelve (12) months of the date hereof and subject to your continued employment with the Company and your continued assistance with transitional matters as determined by the Company through such date, a resignation of your employment with the Company within thirty (30) days following consummation of such Change in Control shall be deemed to be a termination by you for Good Reason (as defined in the Agreement) entitling you to the severance and benefits set forth in your Agreement in accordance with the terms and conditions thereof; provided, that if you do not terminate your employment during such thirty (30) day period, the Agreement shall terminate immediately thereafter and you shall no longer be eligible for any payments or benefits thereunder.
This letter shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business and/or assets of the Company.
This letter, together with the Agreement, contains the entire agreement among the parties concerning the subject matter hereof and supersedes and nullifies all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect to the subject matter hereof. Except as modified by the foregoing provisions of this letter, the Agreement shall remain in full force in accordance with its terms.
Sincerely,
/s/ Thomas N. Zanetich
Executive Vice President, Human Resources
Acknowledged:

/s/ Kelly J. Haecker